As filed with the Securities and Exchange Commission on April 10, 2007

Registration No. 333-141459

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEGERION PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2834	20-2960116
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

CenterPointe IV

1140 Route 22 East, Suite 304

Bridgewater, New Jersey 08807

(908) 704-1300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gerald Wisler

President and Chief Executive Officer

Aegerion Pharmaceuticals, Inc.

CenterPointe IV

1140 Route 22 East, Suite 304

Bridgewater, New Jersey 08807

(908) 704-1300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Jocelyn M. Arel, Esq. Michael H. Bison, Esq. Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109 (617) 570-1000	Jonathan L. Kravetz, Esq. Brian P. Keane, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, Massachusetts 02111 (617) 542-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (the “Form S-1”) of Aegerion Pharmaceuticals, Inc. is being filed solely for the purpose of adding Exhibits to the original filing of the Form S-1, filed on March 21, 2007. Other than the addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-1 is unchanged. Accordingly, the prospectus that forms a part of the Form S-1 is not reproduced in this Amendment No. 1. This Amendment No. 1 speaks as of the original filing date of the Form S-1 and does not reflect events occurring after the filing date of the original Form S-1, or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered. All amounts are estimated except the SEC registration fee and the NASD filing fee.

Amount to be Paid
SEC registration fee		$2,647.88
National Association of Securities Dealers Inc. fee		9,125.00
Nasdaq Global Market listing fee		*
Printing and mailing		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Article VII of our Amended and Restated Certificate of Incorporation to be effective upon completion of this offering (the “Charter”), provides that no director of our company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Charter provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of our company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Article VII of the Charter further provides that any repeal or modification of such article by our stockholders or an amendment to the Delaware General Corporation Law will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.

Article V of our Amended and Restated By-Laws, to be effective upon completion of this offering (the “By-Laws”), provides that we will indemnify each of our directors and officers and, in the discretion of our board of directors, certain employees, to the fullest extent permitted by the Delaware General Corporation Law as the same may be amended (except that in the case of an amendment, only to the extent that the amendment permits us to provide broader indemnification rights than the Delaware General Corporation Law permitted us to provide prior to such the amendment) against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by the director, officer or such employee or on the director’s, officer’s or employee’s behalf in connection with any threatened, pending or completed proceeding or any claim, issue or matter therein, to which he or she is or is threatened to be made a party because he or she is or was serving as a director, officer or employee of our company, or at our request as a director, partner, trustee, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Article V of the By-Laws further provides for the advancement of expenses to each of our directors and, in the discretion of our board of directors, to certain officers and employees.

In addition, Article V of the By-Laws provides that the right of each of our directors and officers to indemnification and advancement of expenses shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Charter or By-Laws, agreement, vote of stockholders or otherwise. Furthermore, Article V of the By-Laws authorizes us to provide insurance for our directors, officers and employees, against any liability, whether or not we would have the power to indemnify such person against such liability under the Delaware General Corporation Law or the provisions of Article V of the By-Laws.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and executive officers, and such entities to the fullest extent permitted by law.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Since our inception, we have sold and issued the following unregistered securities:

(a) Issuances of Capital Stock.

On February 4, 2005, we issued 2,300,000 shares of our common stock to an entity controlled by our current Chairman in consideration of consulting services.

On April 6, 2005, we issued 2,300,000 shares of our common stock to a current executive officer for an aggregate purchase price of $2,300.

On April 29, 2005, we issued 700,000 shares of our common stock to a current executive officer for an aggregate purchase price of $700.

On April 29, 2005, we issued 200,000 shares of our common stock to one investor for an aggregate purchase price of $200.

On August 24, 2005, we issued an aggregate of 44,940 shares of our common stock to nine investors in connection with the sale to those investors of convertible promissory notes for an aggregate purchase price of $749,000. No additional consideration was paid for the common stock.

On December 1, 2005, we issued 500,000 shares of our common stock to a current executive officer for an aggregate purchase price of $500.

On December 1, 2005, we issued 25,000 shares of our common stock to a consultant in consideration of consulting services rendered to us.

On December 15, 2005, we issued an aggregate of 12,211,604 shares of our Series A convertible preferred stock to 21 investors for an aggregate purchase price of $22,499,035.14. Of these shares, 517,408 shares were issued to nine investors upon conversion of convertible promissory notes at a conversion price per share of $1.4879, and the remaining 11,694,196 shares were sold to 21 investors at a price per share of $1.8599.

On April 4, 2006, we issued 50,000 shares of our common stock to a current director in consideration of $50.

On April 25, 2006, we issued 390,000 shares of our common stock to a current member of our Scientific Advisory Board in consideration of $390.

No underwriters were used in the foregoing transactions. The sales of securities described above were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the purchasers in these transactions represented to us in connection with their purchase that they were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. Such purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

(b) Grants and Exercises of Stock Options.

Since inception, we have issued under our 2006 Option Plan options to purchase an aggregate of 715,000 shares of our common stock to certain of our director, officers and employees at exercise prices ranging from $0.25 to $3.58 per share. Of these options, none are exercisable.

The issuances of the securities described above were deemed to be exempt from registration pursuant to either Rule 701 promulgated under the Securities Act as transactions pursuant to compensatory benefit plans.

Item 16. Exhibits and Financial Statement Schedules.

See the Exhibit Index on the page immediately following the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, New Jersey, on April 10, 2007.

AEGERION PHARMACEUTICALS, INC.

By:	/S/ GERALD WISLER
Gerald Wisler President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on April 10, 2007:

Signature	Title

/S/ GERALD WISLER Gerald Wisler	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ WILLIAM H. LEWIS William H. Lewis	Chief Financial Officer and Senior Vice President, Finance and Administration (Principal Financial and Accounting Officer)

*	Chairman of the Board
David I. Scheer

*	Director
Alison de Bord

*	Director
Jason Fisherman

*	Director
Antonio M. Gotto Jr.

*	Director
Kevin Johnson

By:	/S/ GERALD WISLER
Gerald Wisler Attorney-in-fact

EXHIBIT INDEX

Number	Description

1.1*	Form of underwriting agreement

3.1*	Amended and Restated Certificate of Incorporation

3.2*	Form of Amended and Restated Certificate of Incorporation (to be effective upon completion of this offering)

3.3*	Form of Amended and Restated By-laws (to be effective upon completion of this offering)

4.1*	Specimen certificate evidencing shares of common stock

5.1*	Opinion of Goodwin Procter LLP

†10.1**	2006 Stock Option and Grant Plan and form of agreements thereunder

†10.2*	2007 Stock Option and Incentive Plan and form of agreements thereunder

10.3*	Investors Rights Agreement, dated December 15, 2005

†10.4	Employment Agreement with Gerald Wisler, dated July 1, 2005, as amended February 7, 2007

†10.5	Employment Agreement with William H. Lewis, dated July 1, 2005, as amended February 7, 2007

†10.6	Employment Agreement with William J. Sasiela, dated December 1, 2005, as amended February 7, 2007

10.7**	Restricted Stock Purchase Agreement with Gerald Wisler, dated April 6, 2005

10.8**	Restricted Stock Purchase Agreement with William H. Lewis, dated April 29, 2005

†10.9**	Restricted Stock Purchase Agreement with William J. Sasiela, dated December 1, 2005

†10.10**	Restricted Stock Purchase Agreement with Antonio M. Gotto Jr., dated April 4, 2006

10.11**	Consulting Agreement with Antonio M. Gotto Jr., dated April 4, 2006

10.12**	Amended and Restated Consulting Agreement with Scheer & Company, Inc., dated August 1, 2006

10.13#	Patent License Agreement with University of Pennsylvania, dated May 19, 2006, as amended September 27,2006

10.14#	License Agreement with Bayer Healthcare AG, dated May 31, 2006, as amended February 15, 2007

10.15**	Sublease Agreement with Tibbett & Britten Group North America, Inc., dated June 6, 2006

10.16	Loan and Security Agreement with Hercules Technology Growth Capital, Inc. dated March 20, 2007

10.17	Secured Promissory Note in favor of Hercules Technology Growth Capital, Inc. dated March 20, 2007

10.18	Warrant Agreement with Hercules Technology Growth Capital, Inc. dated March 20, 2007

10.19*	Form of indemnification agreement

21.1**	Subsidiaries of Aegerion Pharmaceuticals, Inc.

23.1**	Consent of Ernst & Young LLP

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

*	To be filed by amendment.
**	Previously filed.
#	Confidential treatment has been requested for certain provisions of this Exhibit.
†	Indicates management contract or any compensatory plan, contract or arrangement.